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                                                                     EXHIBIT 4.6


                 VOTING AND STOCK TRANSFER RESTRICTION AGREEMENT


         This VOTING AND STOCK TRANSFER RESTRICTION AGREEMENT (this "Agreement), dated as of February 11, 2000 (this "Agreement"), is made and entered into among World Access, Inc., a Delaware corporation ("WAXS"), and Roger B. Abbott and Rosalind Abbott (Roger B. Abbott and Rosalind Abbott are sometimes referred to collectively herein as "Stockholder").

         WHEREAS, WAXS and Communication TeleSystems International d/b/a WORLDxCHANGE Communications ("CTI") propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), providing for a business combination between WAXS and CTI (the "Transaction"), upon the terms and subject to the conditions set forth in the Merger Agreement;

         WHEREAS, Roger B. Abbott and Rosalind Abbott jointly own 14,214,857 shares of CTI Common Stock (such shares of CTI Common Stock, together with any other shares of CTI capital stock of which Stockholder acquires beneficial ownership after the date hereof and during the term of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise, being collectively referred to herein as the "CTI Subject Shares"); and

         WHEREAS, as a condition to its willingness to enter in the Merger Agreement, WAXS has requested that Stockholder enter into this Agreement;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

         1. Representations and Warranties of Stockholder. Except as set forth on Schedule 1 attached hereto, Stockholder hereby represents and warrants to WAXS as follows:

                  (a) Authority; No Conflicts. Stockholder has the legal capacity and all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder enforceable in accordance with its terms. No filing with, and no permit, authorization, consent or approval of, any governmental authority or any other person is necessary for the execution of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby and none of the execution and delivery of this Agreement by Stockholder, the consummation of the transactions contemplated hereby or compliance with the terms hereof by Stockholder will conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of any agreement to which Stockholder is a party, including any voting agreement, stockholders agreement, voting trust, trust agreement,


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         pledge agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Stockholder or to its property or assets except (i) where the failure to make such filings or obtain such permits, authorizations, consents or approvals would not prevent or delay the performance by Stockholder of its obligations under this Agreement or (ii) for any such conflicts, violations, defaults or other occurrences that would not prevent or delay the performance by Stockholder of its obligations under this Agreement.

                  (b) CTI Subject Shares. Stockholder is the record and beneficial owner of, and has good and marketable title to, 14,214,857 shares of CTI Common Stock, free and clear of any encumbrances, agreements, adverse claims, liens or other arrangements with respect to the ownership of or the right to vote or dispose of such shares of CTI Common Stock. Other than such shares of CTI Common Stock, Stockholder does not beneficially or of record own any shares of CTI capital stock or securities convertible or exchangeable for shares of CTI capital stock. Stockholder has the sole right and power to vote and dispose of such shares of CTI Common Stock. None of such shares of CTI Common Stock are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or transfer of any of the shares of CTI Common Stock, except as contemplated by this Agreement.

                  (c) CTI Stock Options. Neither Roger B. Abbott nor Rosalind Abbott own any CTI Stock Options.

         2. Covenants of Stockholder. Until the termination of this Agreement in accordance with Section 4 hereof, Stockholder agrees as follows:

                  (a) Voting of CTI Subject Shares. At any meeting of stockholders of CTI or at any adjournment thereof or in any other circumstances upon which Stockholder's vote, consent or other approval (including by written consent) is sought, Stockholder shall vote all of the CTI Subject Shares then beneficially owned by Stockholder (i) in favor of the Transaction and the adoption and approval of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement and (ii) against any action or agreement that would result in a material breach of any covenant, representation or warranty or any other obligation or agreement of CTI under the Merger Agreement. Stockholder shall not hereafter, unless and until this Agreement terminates pursuant to Section 4 hereof, purport to grant any proxy or power of attorney with respect to any of the CTI Subject Shares, deposit any of the CTI Subject Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the CTI Subject Shares. Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

                  (b) Pre-Closing Transfer Restrictions. Except as contemplated by this Agreement or the Merger Agreement, Stockholder agrees not to (i) sell, hypothecate, transfer, pledge, encumber, assign or otherwise dispose of (including by gift)



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         (collectively, "Transfer"), or enter into any contract, option, put, call or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of the CTI Subject Shares to any person, (ii) trade or take any position, hedge or otherwise, with respect to the CTI Subject Shares, (iii) enter into any voting arrangement or understanding, whether by proxy, voting agreement or otherwise, with respect to any of the CTI Subject Shares or (iv) take any action that would make any of its representations or warranties contained herein untrue or incorrect to a material extent or have the effect of preventing or materially impeding Stockholder from performing any of its obligations under this Agreement. Notwithstanding the foregoing, Stockholder may Transfer any of the CTI Subject Shares to any person who (x) is, at the time of such Transfer, already subject to an agreement with WAXS substantially identical in form and substance hereto (in which case, the CTI Subject Shares subject to the Transfer shall be governed by such substantially identical agreement) or (y) delivers to WAXS a counterpart of this Agreement duly executed by such person and otherwise agrees to be bound by all the terms and conditions hereof, and WAXS is otherwise reasonably satisfied that this Agreement is fully enforceable against such person; provided, however, that Stockholder shall not be entitled to Transfer any of the CTI Subject Shares unless immediately following such Transfer, the aggregate number of CTI Subject Shares subject to the terms and conditions hereof and/or to the terms and conditions of a substantially identical agreement or agreements with WAXS shall be at least equal to the aggregate number of CTI Subject Shares which are subject to the terms and conditions of this Agreement as of the date of the Merger Agreement.

                  (c) Post-Closing Transfer Restrictions. Until six (6) months following the Effective Time, Stockholder agrees not to (i) Transfer or enter into any contract, option, put, call or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of any of the shares of WAXS Common Stock issued to Stockholder pursuant to the Merger Agreement to any person, or (ii) trade or take any position, hedge or otherwise, with respect to the shares of WAXS Common Stock issued to Stockholder pursuant to the Merger Agreement. Notwithstanding the foregoing, Stockholder shall be entitled to enter into one or more Qualifying Transactions (as defined below). If, on or prior to fifteen (15) days following the Effective Time (the "Sale Deadline"), (i) Stockholder shall have complied with its covenants set forth below in this Section 2(c), and (ii) Stockholder shall not have sold shares of WAXS Common Stock acquired by Stockholder pursuant to the Merger Agreement to a third party or third parties unrelated to WAXS (within the meaning of Treas. Reg. Sec. 1.368 3(e)(3)) for a per share price equal to at least the Resale Price (as defined below), in one or more transactions (each, a "Qualifying Transaction"), and (iii) the aggregate Gross Cash Proceeds (as defined below) to Stockholder of all such Qualifying Transactions are less than $30,000,000, then Stockholder shall have the right to sell, subject to compliance with the provisions below in this Section 2(c), WAXS Common Stock which yields Gross Cash Proceeds equal to not more than the Unsold Amount (as defined below). Stockholder shall give WAXS written notice promptly after the consummation of any Qualifying Transaction. Stockholder shall be obligated to accept any bona fide offer for, and use commercially reasonable efforts to consummate on or prior to the Sale Deadline, one or more Qualifying Transactions which provide for a per share price at least equal to


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         the Resale Price resulting in aggregate Gross Cash Proceeds to
         Stockholder of up to $30,000,000. If Stockholder shall be entitled to sell shares of WAXS Common Stock in respect of any Unsold Amount pursuant to this Section 2(c), Stockholder shall give written notice to WAXS so stating (and stating the number of shares of WAXS Common Stock that Stockholder is so entitled to sell) not less than five days prior to any such permitted sale of shares of WAXS Common Stock. As used herein, (i) the "Resale Price" equals (x) the market price of WAXS Common Stock as of the time a written commitment to purchase shares of WAXS Common Stock has been received by Stockholder (the "Commitment Price") or (y) a variable price equal to the market price of WAXS Common Stock at the time of the closing of the applicable Qualifying Transaction, provided that such price is between fifteen percent (15%) below or fifteen percent (15%) above the Commitment Price; (ii) the "Unsold Amount" means the difference between $30,000,000 and the Gross Cash Proceeds to Stockholder of all Qualifying Transactions competed prior to the Sale Deadline; and (iii) "Gross Cash Proceeds" means the gross cash proceeds to Stockholder from the consummation of any Qualifying Transaction hereunder, net of reasonable and customary expenses incurred by Stockholder in connection with such transaction (but not net of any taxes incurred by Stockholder in connection with any such Qualifying Transaction).

         3. No Ownership Interest. Except as set forth in Section 2, nothing contained in this Agreement shall be deemed to vest in anyone other than Stockholder any direct or indirect ownership or incidents of ownership of or with respect to any of the CTI Subject Shares. All rights, ownership and economic benefits of and relating to the CTI Subject Shares shall remain and belong to Stockholder, and no one shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of CTI or exercise any power or authority to direct the voting of any of the CTI Subject Shares as a result of this Agreement, except to the extent set forth in
Section 2(a).

         4. Assignment. Except as otherwise specifically provided herein, neither this Agreement nor any of the right, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

         5. Termination. This Agreement shall terminate, and no party hereto shall have any rights or obligations hereunder, upon the earlier to occur of (i) the termination of the Merger Agreement pursuant to Article IX thereof or
(ii) the lapse of the restrictions set forth in Section 2(c) hereof.

         6.       General Provisions.

                  (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

                  (b) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail


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         (postage prepared, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):


         if to Stockholder, to:

                  9999 Willow Creek Road
                  San Diego, California 92131
                  Facsimile: (858) 452-3780


         with a copy to:

                  O'Melveny & Myers LLP
                  610 Newport Center Drive
                  17th Floor
                  Newport Beach, California 92660
                  Attention:  David A. Krinsky, Esq.
                  Facsimile: (949) 823-6994


         if to WAXS, to:

                  Resurgens Plaza, Suite 2210
                  945 East Paces Ferry Road
                  Atlanta, GA 30326
                  Attention: W. Tod Chmar
                  Facsimile: (404) 233-2280

         with a copy to:

                  Long Aldridge & Norman LLP
                  303 Peachtree Street, Suite 5300
                  Atlanta, Georgia 30308
                  Attention: H. Franklin Layson
                  Facsimile: (404) 527-4198

                  (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                  (d) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the


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         parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

                  (e) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts or law.

                  (f) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         7. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which it may be entitled, at law or in equity, the parties shall be entitled to the remedy of specific performance of the covenants and agreements contained herein and injunctive and other equitable relief.

         8. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto. Except as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies or any nature whatsoever under or by reason of this Agreement.


                      [SIGNATURES APPEAR ON FOLLOWING PAGE]


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         IN WITNESS WHEREOF, Stockholder and WAXS have caused this Agreement to be duly and validly executed as of the date first written above.


                                 "STOCKHOLDER":


                                  /s/ Roger Abbott
                                  -------------------------------------
                                  Roger Abbott

                                  /s/ Rosalind Abbott
                                  -------------------------------------
                                  Rosalind Abbott



                                  "WAXS":

                                  WORLD ACCESS, INC.


                                  By:  /s/ W. Tod Chmar
                                     ------------------------------------------

                                      Name:  W. Tod Chmar
                                           ------------------------------------

                                      Title: Executive Vice President
                                            ------------------------------------

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                                   SCHEDULE I


1. In connection with the Security Agreement by and between CTI and Gerard Klauer Mattison & Co., ("GKM") dated as of August 24, 1998, which was assigned to Tel-Save Holdings, Inc. ("Tel-Save") pursuant to the Assignment Agreement by and between GKM and Tel-Save dated as of August 25, 1999 and which was subsequently assigned to Mark Pavol, as Trustee of that certain D&K Grantor Retained Annuity Trust dated June 15, 1998, Mr. Abbott pledged 3,022,368 shares as security for that loan.

2. Mr. Abbott has entered into a Voting Trust Agreement with Edward Soren in favor of Mr. Abbott for one million shares of Mr. Soren's stock of CTI dated as of March 1, 1998.

3. Mr. Abbott has granted certain co-sale rights to Gold & Appel pursuant to the Stock Purchase Agreement, dated September 29, 1998, by and between Communication TeleSystems International d/b/a WORLDxCHANGE Communications, Roger B. Abbott, Rosalind Abbott, Edward S. Soren and Gold and Appel Transfer S.A.

4. Mr. Abbott has granted certain co-sale rights to Atocha pursuant to the Stock Purchase Agreement, dated September 29, 1998, by and between Communication TeleSystems International d/b/a WORLDxCHANGE Communications, Roger B. Abbott, Rosalind Abbott, Edward S. Soren and Atocha, L.P.

5. Mr. Abbott has granted certain co-sale rights to the TVG Asian Communications Fund pursuant to the Stock Purchase Agreement, dated August 24, 1998, by and between Communication TeleSystems International d/b/a WORLDxCHANGE Communications, WorldxChange B.V.B.A., WXL International-Australia, Inc., The TVG Asian Communications Fund, Warna Gerakan Sdn Bhd, WorldxChange Pty., Ltd, and certain individuals named therein.